Exhibit 99.1

XI'AN, China, Dec. 20, 2010 /PRNewswire-Asia-FirstCall/ -- China Housing & Land Development, Inc., ("China Housing" or the "Company," Nasdaq: CHLN) today announced that the Company has signed an agreement detailing investment plans with the Xi'an's Baqiao district government to acquire land use rights to a 107 acre tract of land within its 487 acre Baqiao development project for the development of a new real estate housing project.  With this newly added project, China Housing will have three residential projects underway in Xi'an's Baqiao District, totaling 1.65 million square meters of gross floor area. Upon signing an extended agreement with the Baqiao Government, the Company will still have 282 acres of undeveloped land in Baqiao District.

China Housing has agreed in its investment plans with the district government to pay approximately RMB500 million (US$75 million) in installments from 2011 to 2012 to acquire the land use rights to the 107 acre parcel of land.  Of the total area of land, approximately 70 acres of land will be used for residential and commercial development while the remaining land will be used for the development of a 37 acre park.  The Company intends to develop mid-upper income residential and commercial units on the site with an estimated GFA of 630,000 square meters. The project is located in a mature commercial community surrounded by a subway station, a key high school, and a major shopping mall that are currently under development.  The development period of the project is expected to begin in the third quarter of 2012 and is estimated to last approximately five years.  The Company anticipates that this new development project will generate revenue of approximately RMB4.3 billion (US$646 million) and net income of approximately RMB700 million (US$105 million) over the life of the project.  China Housing will be responsible for the development of the park and the cost of the park development will serve as part of the land acquisition payment. The park is scheduled to commence construction in the fourth quarter of 2011.  Development of the park is expected to last one year.  Once completed, the ownership of the park will be transferred to the local government.

Mr. Pingji Lu, the Chairman of China Housing, said, "We are pleased to add another high profile project to our development portfolio. This project will be financed mainly through internally generated funds and bank loans and our payment installment plan with future banking institutions will allow for stabilized cash flows during the development of this project. This new project is situated in a vibrant location with developing subway, residential, commercial and education facilities nearby.  With two other projects in the Baqiao district, we are pleased to broaden our strategic scope in this area, where we believe the local government plans to continue to invest heavily in infrastructure and development projects. Economic growth in Xi'an remains healthy and we continue to design and develop innovative projects that appeal to a growing customer base. We continue to evaluate new growth initiatives and remain highly focused on enhancing our revenue and profit opportunities in the coming years ahead."

About China Housing & Land Development, Inc.

Based in Xi'an, the capital city of China's Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first and only Chinese real estate development company traded on NASDAQ.  The Company's news releases, project information, photographs, and more are available on the internet at www.chldinc.com.

Safe Harbor Statement

This news release may contain forward-looking information about China Housing & Land Development, Inc. which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development's future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing's public filings with the U.S. Securities and Exchange Commission. All information provided in this news release and in any attachments are as of the date of the release, and the companies do not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

China Housing contacts
Mr. Cangsang Huang Chief Financial Officer +86 29 8258 2648 in Xi'an chuang@chldinc.com

Ms. Jing Lu Chief Operating Officer, Board Secretary, and Investor Relations Officer +86 29.8258.2639 in Xi'an jinglu@chldinc.com

Mr. ShuaiLuo Investor Relations +86 29.8258.2632 in Xi'an laurentluo@chldinc.com

Mr. Bill Zima, ICR +1 203.682.8233 William.Zima@icrinc.com

Ms. Annie Chen, ICR +86 10.6599.7966 Annie.Chen@icrinc.com